Exhibit 99.1

Hercules Technology Growth Capital Announces Third Quarter 2012 Financial Results and Declares a Quarterly Cash Dividend of $0.24

  Record high total investment income of $23.9 million up 27.8% from Q3 2011
  Record high total investment assets of $774.5 million up 34.3% from Q3 2011
  32.6% increase in Q3 2012 Net Investment Income “NII” of approximately $11.4 million, or $0.23 per share
  31.6% increase in Q3 2012 Distributable Net Operating Income or “DNOI” of $12.5 million, or $0.26 per share
  Q3 total new commitments of approximately $136.4 million
  Year-to-date new commitments of approximately $377.0 million
  Completed $85.9 million 7.00% Senior Unsecured Notes offering
  Raised gross proceeds of approximately $33.6 million from equity offering in October 2012
  Strong liquidity position with approximately $261.8 million available at quarter end

PALO ALTO, Calif.--(BUSINESS WIRE)--November 1, 2012--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and cleantech industries, at all stages of development, announced today its financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights:

  Record high total investment income of $23.9 million, an increase of 27.8%, in the third quarter of 2012, compared to $18.7 million for the third quarter of 2011.
  Increased NII during the quarter by 32.6% to approximately $11.4 million, as compared to $8.6 million in the third quarter of 2011. NII per share was $0.23, up 15.0%, on 48.8 million outstanding shares for the third quarter of 2012, compared to $0.20 per share on 43.1 million outstanding shares in the third quarter of 2011.
  Increased DNOI by approximately 31.6% to $12.5 million compared to $9.5 million in the third quarter of 2011. DNOI per share was $0.26, up 18.2%, on 48.8 million outstanding shares for the third quarter of 2012, compared to $0.22 per share on 43.1 million outstanding shares in the third quarter of 2011.
  Record high total investment assets increased 34.3% year over year to approximately $774.5 million as of September 30, 2012, compared to $ 576.5 million as of September 30, 2011.
  Originated approximately $136.4 million in total debt and equity commitments to new and existing portfolio companies.
  Funded approximately $91.4 million of debt and equity investments during the third quarter.
  Received approximately $38.4 million in principal repayments, including $7.8 million of early principal repayments and $30.6 million in scheduled principal payments.
  Ended the third quarter with approximately $261.8 million in available liquidity, including $107.1 million in cash, $24.7 million in available SBA borrowing capacity and $130.0 million in bank credit facility availability.
  Declared a quarterly dividend of $0.24 per share payable on November 21, 2012, to shareholders of record as of November 14, 2012; the twenty-ninth consecutive dividend since inception bringing total dividends declared since inception to $7.64 per share.

“Our third quarter results reflect significant growth of our investment portfolio as we reported record investment income and record investment assets for the third consecutive quarter," said Manuel A. Henriquez, Hercules co-founder, chairman and chief executive officer. “We continued to see strong demand for venture debt during the quarter, despite continued global economic uncertainty and the upcoming U.S. elections. As a result, we delivered better than expected originations for the quarter and have hired a number of senior professionals, five of which are in the technology group, focused on accelerating our growth and capitalizing on the many opportunities we see in the market. At the same time, we have bolstered and strengthened our balance sheet, adding well over $100 million in additional diversified sources of liquidity in September and October, to support portfolio growth for the fourth quarter of 2012 and beyond."

Third Quarter Review and Operating Results

Investment Portfolio

As of September 30, 2012, over 99.3% of the Company’s debt investments were in a senior secured first lien position, and 99.3% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $136.4 million to new and existing portfolio companies.

The Company funded approximately $90.8 million and $0.6 million in debt and equity investments, respectively, to new and existing portfolio companies during the third quarter.

Hercules received approximately $38.4 million of principal repayments, including approximately $7.8 million of early principal repayments and approximately $30.6 million in scheduled principal payments in the third quarter.

Net investment growth on Hercules’ portfolio was approximately $49.1 million on a cost basis.

Hercules recorded approximately $2.6 million of net unrealized appreciation from its loans, warrant and equity investments.

A break-down of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 6/30/2012	$661.2	$51.1	$31.4	$743.7
Net activity during Q3 2012*	50.0	(3.7)	2.8	49.1
Balances at Cost at 9/30/2012	$711.2	$47.4	$34.2	$792.8
Q/Q Change	7.6%	-7.2%	8.9%	6.6%

Balances at Value at 6/30/12	$647.1	$47.6	$28.1	$722.8
Net activity during Q3 2012*	50.0	(3.7)	2.8	49.1
Net unrealized depreciation	(3.3)	3.9	2.0	2.6
Balances at Value at 9/30/12	$693.8	$47.8	$32.9	$774.5
Q/Q Change	7.2%	0.4%	17.1%	7.2%

*Net activity includes fee and OID collections and amortization during the quarter

Unfunded Commitments

As of September 30, 2012, Hercules had unfunded debt commitments of approximately $66.0 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $39.5 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available.

Signed Term Sheets

Hercules finished the third quarter of 2012 with approximately $133.5 million in signed non-binding term sheets with 13 new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 14.4%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the adjusted effective yield for the third quarter of 2012 was 13.9%, up approximately 60 basis points from the adjusted effective yield in the second quarter of 2012 of 13.3%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 117 portfolio companies, with a fair value of approximately $32.9 million at September 30, 2012, up 20.5% from approximately $27.3 million at September 30, 2011. The increase was primarily driven by the addition of 27 new warrant positions and offset in part by the liquidation of eight warrant investments and the sale of six warrant investments for realized gains.

During the quarter, one of Hercules' portfolio companies completed its IPO:

  Trulia, Inc. ("TRLA")

As of September 30, 2012, four portfolio companies had filed Form S-1 Registration Statements with the SEC in contemplation of a potential IPO:

  Glori Energy, Inc.
  iWatt, Inc.
  Paratek Pharmaceuticals, Inc
  One company filed a Form S-1 Registration confidentially under the JOBS Act.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the third quarter of 2012 was approximately $23.9 million compared to approximately $18.7 million in the third quarter of 2011.

Interest expense and loan fees were approximately $6.1 million during the third quarter of 2012 as compared to $4.3 million in the third quarter of 2011.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.7% in the third quarter of 2012 versus 6.5% during the third quarter of 2011.

Total operating expenses, excluding interest expense and loan fees, for the third quarter of 2012 was $6.5 million as compared to $5.8 million for the third quarter of 2011.

During the third quarter of 2012, the Company recorded approximately $2.6 million of net unrealized appreciation from its loans, warrant and equity investments. Of the $2.6 million of unrealized appreciation, $3.2 million of appreciation was due to market or yield adjustments in fair value determinations, $12.0 million of depreciation was primarily attributable to collateral based impairments on investments in two portfolio companies, and $11.4 million of appreciation was related to the reversal of net unrealized depreciation to realized losses on loans, warrants and equity.

A break-down of the net unrealized appreciation in the investment portfolio is highlighted below:

(in millions)
Q3-12 Unrealized Appreciation/(Depreciation)	Loans	Equity	Warrants	Total

Collateral based impairments	$(8.7)	$(2.1)	$(1.2)	$(12.0)

Reversals due to Loan Payoffs & Warrant/Equity sales	6.9	4.1	0.4	11.4

Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	-	(1.5)	0.6	(0.9)
Level 3 Assets	(1.5)	3.4	2.2	4.1
Total Fair Value Market/Yield Adjustments	(1.5)	1.9	2.8	3.2

Total Unrealized Appreciation/(Depreciation)	$(3.3)	$3.9	$2.0	$2.6

*Level 1 assets are generally equities listed in active markets and level 2 assets are generally warrants held in a public company. Observable market prices are typically the primary input in valuing level 1 and 2 assets. Level 3 asset valuations require inputs that are both significant and unobservable. Generally, level 3 assets are debt investments, warrants, and equities held in a private company.

Hercules recognized net realized losses of approximately $9.1 million on its investment portfolio in the third quarter.

Cumulative net realized losses on investments since October 2004 to date total approximately $48.1 million, on a GAAP basis. When compared to total commitments of approximately $3.1 billion over the same period, the net realized loss since inception represents approximately 1.6% of total commitments or an annualized loss rate of approximately 19 basis points.

NII – Net Investment Income

NII for the third quarter of 2012 was approximately $11.4 million, compared to $8.6 million in the third quarter of 2011, representing an increase of approximately 32.6%. NII per share for the third quarter of 2012 was $0.23, up 15.0%, based on 48.8 million basic weighted shares outstanding, compared to $0.20 based on 43.1 million basic weighted shares outstanding in the third quarter 2011.

DNOI - Distributable Net Operating Income

DNOI for the third quarter was approximately $12.5 million or $0.26 per share, as compared to $9.5 million or $0.22 per share in the third quarter of 2011. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a third quarter cash dividend of $0.24 per share that will be payable on November 21, 2012 to shareholders of record as of November 14, 2012. This dividend would represent the Company’s twenty-ninth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $7.64 per share.

Share Repurchases

In July 2012, the Board of Directors approved extending Hercules’ share repurchase program through February 2013. During the third quarter of 2012 the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the third quarter with approximately $261.8 million in available liquidity, including $107.1 million in cash, $24.7 million in SBA borrowing capacity and $130.0 million in credit facility availability.

In July 2012, Hercules closed an additional issuance of its 7.00% Senior Unsecured Notes due 2019 (the “April 2019 Notes”) that the Company had originally issued on April 17, 2012. Hercules issued approximately $41.5 million in additional April 2019 Notes, bringing the total amount of April 2019 Notes issued in the single series to approximately $84.5 million. The April 2019 Notes trade on the NYSE under the trading symbol "HTGZ."

In September 2012, Hercules closed a public offering of $75.0 million in aggregate principal amount of its 7.00% Senior Unsecured Notes due 2019 (the "September 2019 Notes"). In October 2012, the Company closed two over-allotment options of the September 2019 Notes in the amounts of $10.0 million and approximately $900,000, bringing the total aggregate principal amount of September 2019 Notes issued to approximately $85.9 million. The September 2019 Notes trade on the New York Stock Exchange (the "NYSE") under the trading symbol "HTGY."

As of September 30, 2012, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility. Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at September 30, 2012 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%.

Hercules has access to $55.0 million under the Union Bank facility. Union Bank and RBC Capital Markets have made commitments of $30.0 million and $25.0 million, respectively. As of September 30, 2012, Hercules did not have any outstanding borrowings under the Union Bank/RBC credit facility.

Pricing at September 30, 2012 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%.

The Company locked in a rate of 2.245%, or 3.049% including annual fees, per annum for 10 years on $24.3 million of SBA debentures which were borrowed in September 2012. In August 2012, Hercules repaid $24.7 million of SBA debentures priced at 6.405%, including annual fees. At September 30, 2012, Hercules had approximately $200.3 million in outstanding debentures under the SBIC program, as part of its total potential maximum debentures of $225.0 million allowed under the SBIC program. In September 2012, Hercules received approval from the SBA to borrow $24.7 million in debentures under its second SBIC license. There can be no assurances what the pricing will be or whether we will draw on any possible commitment.

Subsequent to quarter end, Hercules completed a follow-on public offering of 3.1 million shares of its common stock at a price of $10.85 per share, resulting in proceeds of approximately $33.6 million, excluding offering related expenses.

Net Asset Value

At September 30, 2012, the Company’s net assets were approximately $469.1 million, down 1.2% as compared to $474.8 million as of June 30, 2012.

As of September 30, 2012, net asset value per share was $9.42 on 49.8 million outstanding shares, compared to $9.54 on 49.7 million shares as of June 30, 2012.

Portfolio Asset Quality

As of September 30, 2012, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$117.0 million or 16.9% of the total portfolio
Grade 2	$418.5 million or 60.3% of the total portfolio
Grade 3	$139.3 million or 20.1% of the total portfolio
Grade 4	$16.4 million or 2.4% of the total portfolio
Grade 5	$2.5 million or 0.3% of the total portfolio

At September 30, 2012, the weighted average loan grade of the portfolio was 2.12 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.08 as of June 30, 2012. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of October 30, 2012, Hercules has:

a. Closed commitments of approximately $73.6 million to new and existing portfolio companies, and funded approximately $29.2 million since the close of the third quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $166.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1- September 30, 2012 Closed Commitments	$376.7
Q4-12 Closed Commitments (as of October 30, 2012)	$73.6
Total year-to-date 2012 Closed Commitments(a)	$450.3
Pending Commitments (as of October 30, 2012)(b)	$166.0
Total year-to-date	$616.3

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. On October 3, 2012, Hercules closed a public offering of 3.1 million shares of its common stock at a price of $10.85 per share, resulting in proceeds of approximately $33.6 million, excluding other offering expenses.

3. In October 2012, in connection with the public offering of $75.0 million in aggregate principal amount of the September 2019 Notes, the underwriters exercised their over-allotment option for an additional $10.9 million in aggregate principal amount of the September 2019 Notes, bringing the total size of the offering to approximately $85.9 million.

4. In October 2012, Hercules’ portfolio company Nextwave Pharmaceuticals reached a definitive agreement to be acquired by Pfizer Inc. (NYSE: PFE). Pfizer is exercising the option to acquire NextWave and will make a payment of $255 million to NextWave shareholders at the close of the deal. NextWave shareholders are eligible to receive additional payments of up to $425 million if certain sales milestones are met for a total potential transaction value of $700 million.

Conference Call

Hercules has scheduled its 2012 third quarter financial results conference call for November 1, 2012 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 24141891.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and cleantech industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $3.0 billion to over 215 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange ("NYSE") under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650-289-3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(unaudited)
(dollars in thousands, except per share data)

	September 30,
	2012	December 31,
	(unaudited)	2011
Assets
Investments:
Non-control/Non-affiliate investments (cost of $788,526 and $642,038, respectively)	$771,184	$651,843
Affiliate investments (cost of $4,256 and $3,236, respectively)	3,275	-
Control investments (cost of $0 and $11,266, respectively)	-	1,027
Total investments, at value (cost of $792,782 and $656,540, respectively)	774,459	652,870
Cash and cash equivalents	107,093	64,474
Interest receivable	7,774	5,820
Other assets	20,187	24,230
Total assets	$909,513	$747,394

Liabilities
Accounts payable and accrued liabilities	$9,491	$10,813
Wells Fargo Loan	-	10,187
2019 Notes	159,490	-
Long-term Liabilities (Convertible Debt)	71,165	70,353
Long-term SBA Debentures	200,250	225,000
Total liabilities	440,396	316,353

Net assets consist of:
Common stock, par value	51	44
Capital in excess of par value	535,707	484,244
Unrealized depreciation on investments	(18,618)	(3,431)
Accumulated realized losses on investments	(40,993)	(43,042)
Distributions in excess of investment income	(7,030)	(6,774)
Total net assets	469,117	431,041
Total liabilities and net assets	$909,513	$747,394

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	49,785	43,853
Net asset value per share	$9.42	$9.83

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Investment Income:
Interest income
Non Control/Non Affliate investments	$21,512	$16,405	$62,502	$50,146
Affliate investments	238	5	686	9
Control investments	-	-	-	777
Total interest income	21,750	16,410	63,188	50,932
Fees
Non Control/Non Affliate investments	2,150	2,264	6,936	7,639
Affliate investments	1	-	1	-
Control investments	-	10	-	84
Total fees	2,151	2,274	6,937	7,723
Total investment income	23,901	18,684	70,125	58,655
Operating expenses:
Interest	4,908	3,408	13,309	8,803
Loan fees	1,169	881	2,977	2,493
General and administrative	2,445	1,659	6,126	6,196
Employee Compensation:
Compensation and benefits	2,919	3,273	9,566	9,888
Stock-based compensation	1,109	870	3,111	2,518
Total employee compensation	4,028	4,143	12,677	12,406
Total operating expenses	12,550	10,091	35,089	29,898
Net investment income	11,351	8,593	35,036	28,757
Net realized gains (loss) on investments
Non Control/Non Affliate investments	(9,091)	(1,601)	2,049	3,429
Total net realized gain (loss) on investments	(9,091)	(1,601)	2,049	3,429
Net increase (decrease) in unrealized appreciation (depreciation) on investments
Non Control/Non Affliate investments	2,372	(730)	(12,922)	4,148
Affliate investments	113	(53)	(2,265)	(3,425)
Control investments	-	14	-	(3,546)
Total net unrealized (depreciation) appreciation on investments	2,485	(769)	(15,187)	(2,823)
Total net realized and unrealized gain (loss)	(6,066)	(2,370)	(13,138)	606
Net increase (decrease) in net assets resulting from operations	$4,745	$6,223	$21,898	$29,363
Net investment income before provision for income taxes and investment gains and losses per common share:
Basic	$0.23	$0.20	$0.71	$0.67
Net increase in net assets resulting from operations per common share
Basic	$0.09	$0.14	$0.44	$0.67
Diluted	$0.09	$0.14	$0.44	$0.67
Weighted average shares outstanding
Basic	48,750	43,071	48,130	42,920
Diluted	48,808	43,337	48,237	43,251

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended September 30,
	2012	2011
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$11,351	$8,593
Dividends paid on unvested restricted shares (1)	(249)	(175)
Net investment income, net of dividends paid on unvested restricted shares	$11,102	$8,418

Net investment income before investment gains and losses per common share: (2)
Basic	$0.23	$0.20

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.23	$0.20

Weighted average shares outstanding
Basic	48,750	43,071

(1) Unvested restricted shares as of the dividend record date in the second quarter of 2012 and 2011 was approximately 1,037,000 and 795,246 respectively
(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.
(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of DNOI to Net investment income	2012	2011
Net investment income	$11,351	$8,593
Stock-based compensation	1,109	870
DNOI	$12,460	$9,463

DNOI per share-weighted average common shares
Basic	$0.26	$0.22

Weighted average shares outstanding
Basic	48,750	43,071

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com